EXHIBIT 1



                           JOINT FILING AGREEMENT

                  This will confirm the agreement by and among all the undersigned that the Schedule 13D filed on or about this date and any amendments thereto with respect to the beneficial ownership by the undersigned of shares of common stock, $1.00 par value per share, of Northrop Grumman Corporation is being filed on behalf of each of the undersigned in accordance with Rule 13d-1(k)(1). This agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.


Date: April 13, 2001             UNITRIN, INC.

                                 By:  /s/ Eric J. Draut
                                      ------------------------------------
                                 Name:  Eric J. Draut
                                 Title: Senior Vice President, Chief
                                        Financial Officer and Treasurer


Date: April 13, 2001,            TRINITY UNIVERSAL INSURANCE COMPANY

                                 By: /s/ Trinity Universal Insurance Company
                                     ----------------------------------------
                                 Name:  Scott Renwick
                                 Title: Assistant Vice President


Date: April 13, 2001,            UNITED INSURANCE COMPANY OF AMERICA

                                 By: /s/ United Insurance Company of America
                                     ----------------------------------------
                                 Name:  Samuel L. Fitzpatrick
                                 Title: Vice President